EXHIBIT 10.5(c)

                              TERMINATION AGREEMENT

         THIS TERMINATION AGREEMENT ("AGREEMENT") is made between Innovative Valve Technologies, Inc. a Delaware corporation (the "COMPANY") and Douglas R. Harrington, Jr., an individual (the "EXECUTIVE"). As of the 21st day of August, 1998 with respect to the following facts:

                                    RECITALS:

         A. The Executive is a principal officer of the Company and an integral part of its management.

         B. The Company wishes to assure both itself and the Executive of continuity of management in the event of any actual or threatened change in control of the Company.

         C. This Agreement is not intended to alter materially the compensation and benefits that the Executive could reasonably expect in the absence of a change in control of the Company and, accordingly, this Agreement, though taking effect upon execution thereof, will be operative only upon a change of control of the Company, as that term is defined herein.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the agreements of the parties contained herein, the parties do hereby agree as follows:

1.       OPERATION OF AGREEMENT

         This Agreement shall be effective immediately upon its execution by the parties hereto. Anything in this Agreement to the contrary notwithstanding, neither this Agreement nor any provision thereof shall be operative unless and until there has been a "Change in Control" of the Company as defined in SECTION 5 below. Upon such a Change in Control of the Company, this Agreement and all provisions hereof shall become operative immediately.

2.       PURPOSE AND INTENT

         The Board of Directors of the Company (the "BOARD") recognizes that the possibility of a Change in Control of the Company exists and that such possibility, and the uncertainty and questions which it necessarily raises among management, may result in the departure or distraction

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of key management personnel to the detriment of the Company and its shareholders in this period when their undivided attention and commitment to the best interests of the Company and its shareholders are particularly important. Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control of the Company.

3.       TERM OF AGREEMENT

         This Agreement shall be effective upon the execution thereof by the parties, and shall remain in effect until August 31, 2002, at which time it shall terminate; provided, however, that the term of this Agreement shall be extended by one day for each day after August 31, 2000 that notice of termination by either party has not been given to the other, so that at all times after August 31, 2000, if neither party has given notice of termination then this Agreement shall have a one (1) year remaining term. Either party may give notice of termination of this Agreement at any time, with or without cause. If any notice of termination is given on or before August 31, 2000, then this Agreement shall terminate August 31, 2002. If any notice of termination is given after August 31, 2000, then this Agreement shall terminate on that date one year after such notice is given.

4.       TERMINATION FOLLOWING CHANGE IN CONTROL

         For purposes hereof only, a termination of the Executive's employment following a Change in Control (" TERMINATION FOLLOWING CHANGE IN CONTROL") shall be deemed to occur if at any time during the one-year period immediately following a Change in Control:

         (a) there has been an actual termination by the Company of the Executive's employment, other than "For Cause" as such term is defined in Section 7;

         (b) the Company reduces the Executive's base salary, bonus computation or title;

         (c) the Company substantively reduces the Executive's responsibilities as in effect prior to the Change in Control or as the same may be increased from time to time, or there is a material change in employment conditions deemed by the Executive to be materially adverse as compared to those in effect prior to the Change in Control, any of which is not remedied within 30 days after receipt by the Company of notice by the Executive, of such reduction in responsibilities or change in employment conditions;

         (d) the Company requires the Executive to be based anywhere other than Houston, Texas metropolitan area, except for required travel on the Company's business to an extent substantially consistent with that prior to the Change in Control;

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         (e)      the Company fails to obtain the assumption of the performance of this Agreement by any successor of the Company;

         (f) a failure by the Company to comply with any material provision of the Employment Agreement between the Company and the Executive which has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company;

         (g) the failure by the Company to continue in effect any compensation plan in which Executive participates unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with a Change in Control or the failure of the Company to continue Executive's participation therein or the taking of any action by the Company which would materially and adversely affect Executive's participation in any such plan or reduce Executive's benefits thereunder;

         (h) the failure by the Company to continue to provide Executive with benefits not less than those enjoyed under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which Executive was participating or entitled to participate at the time of a Change in Control or the taking of any action by the Company which would directly or indirectly materially reduce any such benefits; including, but not limited to, the failure to pay any premiums with respect to such benefits borne by the Company (or any increase to the Executive in the premiums or other amounts borne by the Executive) at the time of the Change in Control;

         (i) the Company takes any action which would deprive the Executive of any other material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the Company fails to provide the Executive with the number of paid vacation days to which the Executive is then entitled in accordance with the Company's normal vacation policy in effect on the date of the Change in Control.

The voluntary termination by the Executive of his employment by the Company shall in no event constitute a "Termination Following Change in Control."

5.       DEFINITION OF CHANGE IN CONTROL

         A Change in Control will be deemed to have occurred if:

         (a) any "person" or "group" as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), becomes a beneficial owner, directly or indirectly, of securities of the Company representing 30% or

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                  more of the combined voting power of the Company's then
                  outstanding equity securities;

         (b) there is a merger or consolidation of the Company in which the Company does not survive as an independent public company; or

         (c) the business or businesses of the Company for which the Executive's services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary) of the Company, or otherwise.

6.       COMPENSATION FOLLOWING TERMINATION

         (a) Subject to the terms and conditions of this Agreement, upon a Termination Following Change in Control, as defined in SECTION 4, which occurs during the term of this Agreement, the Executive shall be entitled to (i) a lump sum payment, within fifteen (15) days following such termination, in an amount equal to two times the highest annual level of salary during the three calendar years ended immediately prior to such termination, (ii) the immediate vesting of all previously granted but unvested stock options to acquire securities from the Company which were outstanding on the date of the termination, and (iii) continuing health coverage for a period of twenty-four (24) months, at a level commensurate with that which the Executive enjoyed with the Company immediately prior to such Change in Control. Notwithstanding the foregoing, any lump sum cash payment with respect to salary under subclause
                  (i) of the second sentence of Section 9 of the Employment Agreement shall be credited against any lump sum payment under this Paragraph 6(a) the intention of the Parties being to limit all severance compensation with respect to salary to two full years of salary.

         (b) The Executive shall not be required to mitigate the amount of any payment provided for in this SECTION 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this SECTION 6 be reduced by any amounts to which the Executive shall be entitled by law (nor shall payment hereunder be deemed in lieu of such amounts), by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the date of termination or voluntary termination, or otherwise.

         (c) Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the

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                  Company may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect of any or all of such payments.

7.       DEFINITION OF "FOR CAUSE"

         The Termination of the Executive's employment by the Company shall be deemed "For Cause" if it results from:

         (a) the willful or continued failure by the Executive substantially to perform his duties hereunder or regular failure to follow the specific directives of the Chief Executive Officer, President or Chief Financial Officer, after demand for substantial performance that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties is delivered by the Company;

         (b) misappropriated funds or property of the Company or otherwise engaged in acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude, even if not in connection with the performance of his duties hereunder, which would result in serious prejudice to the interests of the Company if he were retained as an employee or secured any personal profit not thoroughly disclosed to and approved by the Company in connection with any transaction entered into on behalf of or with the Company or any affiliate of the Company;

         (c)      the Executive's death; or

         (d) an accident or illness which renders the Executive unable, for a period of at least six (6) consecutive months, to perform the essential functions of his job, notwithstanding the provision of reasonable accommodation by Company.

         For purposes of this section, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated For Cause under subsection (a)without (i) reasonable notice to the Executive setting forth the reasons for the Company's intention to terminate For Cause, (ii) an opportunity for the Executive, together with his counsel, to be heard before the Chief Executive Officer, President or Chief Financial Officer, and (iii) delivery to the Executive of a notice of termination from the Chief Executive Officer, President or Chief Financial Officer finding that, in the good faith opinion of the Chief Executive Officer, President or the Chief Financial Officer, the Executive was guilty of conduct set forth above in clause (a) of the preceding sentence and specifying the particulars thereof in detail.


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8.       TAX TREATMENT

         It is the intention of the parties that no portion of the payment made under SECTION 6 hereof (The "TERMINATION PAYMENT") or any other payment under this Agreement, or payments to or for the Executive's benefit under any other agreement or plan, be deemed to be an excess parachute payment as defined in
Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or its successors. It is agreed that the present value of the Termination Payment and any other payment to or for the Executive's benefit in the nature of compensation, receipt of which is contingent on the Change in Control of the Company, and to which Section 280G of the Code or any successor provision thereto applies (in the aggregate "Total Payments") shall not exceed an amount equal to one dollar less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code or any successor provisions or which the Company may pay without loss of deduction under Section 280G of the Code or any successor provision. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) the Code or any successor provision.

         Within six (6) days following delivery of written notice by the Company to the Executive of the Company's belief that there is a payment or benefit due which will result in an excess parachute payment as defined in Section 280G of the Code or any successor provision, the Company and the Executive, at the Company's expense, shall obtain the opinion of legal counsel and certified public accountants, as the Company and Executive may mutually agree upon, which opinions need not be unqualified, which sets forth (i) the amount of the Executive's Base Period Income, as defined in Section 280G of the Code, (ii) the present value of Total Payments, and (iii) the amount and present value of any excess parachute payments.

         In the event such opinions determine that there would be an excess parachute payment, the Termination Payment hereunder, or any other payment determined by such counsel to be includable in Total Payments, shall be reduced or eliminated in the following order: (i) by the amount of any options to purchase securities of the Company which have had their vesting rights accelerated hereunder, and (ii) by the amount of any cash received hereunder, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this Section, including the calculations, notices and opinions provided herein, shall be based upon the conclusive presumption that (i) the compensation and benefits provided herein and (ii) any other compensation, including but not limited to any accrued benefits, earned by the Executive prior to the Change in Control of the Company pursuant to the Company's compensation programs, would have been reasonable if made in the future in any event, even though the timing of such payment is triggered by the Change in Control of the Company. In the event such legal counsel so requests in connection with the Section 280G opinion required by this Section, the Company and Executive shall obtain, at the Company's expense, the advice of a firm of recognized executive compensation consultants concerning the reasonableness of any item of compensation to be received by the Executive, on which advice legal counsel may rely in providing their opinion. In the event that the provisions of Sections 280G and 4999 of the Code

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or any successor provision are repealed without succession, this Section shall be of no further force or effect.

9.       MISCELLANEOUS

         (a) INTENT. This Agreement is made by the Company in order to induce the Executive to remain in the Company's employ, with the Company's acknowledgment and intent that it will be relied upon by the Executive, and in consideration of the services to be performed by the Executive from time to time hereafter. However, this Agreement is not an agreement to employ the Executive for any period of time or at all, and the terms and conditions of the Executive's employment, other than those expressly addressed herein, shall be subject to and governed by a separate agreement of employment between the Company and the Executive. This Agreement is intended only as an agreement to provide the Executive with a specified compensation and benefits if he is terminated following a Change in Control.

         (b) ARBITRATION. Any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration by the American Arbitration Association in accordance with its Commercial Rules except as modified herein.

                  (i) The arbitrator shall be elected as follows: in the event the Company and the Executive agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Company and the Executive do not so agree, the Company and the Executive shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator (the arbitrator(s) are herein referred to as the "Panel"). The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

                  (ii) Arbitration shall take place at Houston, Texas, or any other location mutually agreeable to the Parties. At the request of either Party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by the Company or the Executive and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in secrecy until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature, provided that punitive damages shall not be awarded. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof.

                  (iii) Reasonable notice of the time and place of arbitration shall be given to all Parties and any interested persons as shall be required by law.

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         (c) ATTORNEY'S FEES. If any action at law or in equity is commenced to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorneys' fees incurred by the successful party or parties (including, without limitation, costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included as part of the judgment.

         (d) GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas.

         (e)      SUCCESSORS AND ASSIGNS.

                  (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall require the Company to pay to the Executive compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder in the event of a Termination Following Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed to be the date on which the Executive shall receive such compensation from the Company. As used in this Agreement, "Company" shall mean the Company as herein above defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation or law or otherwise.

                  (ii) This Agreement shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

         (f) NOTICES. Except as otherwise expressly provided herein, any notice, demand or payment required or permitted to be given or paid shall be deemed duly given or paid only if personally delivered or sent by United States mail and shall be deemed to have been given when personally delivered or two (2) days after having been deposited in the United States mail, certified mail, return receipt requested, properly addressed with postage prepaid. All notices or demands shall be effective only if given in writing. For the purpose hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 9(e)), shall be as follows:

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                  The Company:      Innovative Valve Technologies, Inc.
                                    2 Northpoint Drive, Suite 300
                                    Houston, Texas 77060
                                    Attn: President

                  Executive:        Douglas R. Harrington, Jr.
                                    2 Northpoint Drive, Suite 300
                                    Houston, Texas 77060

                  (g) SEVERABILITY. In the event any provision in this Agreement shall be invalid, illegal or unenforceable, such provision shall be severed from the rest of this Agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  (h) ENTIRETY. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understandings relating to the subject matter hereof.

                  (i) AMENDMENT. This Agreement may be amended only by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

                  (j) SETOFF. There shall be no right of setoff or counterclaim, in respect of any claim, debt or obligation, against any payments to the Executive, his dependents, beneficiaries or estate provided for in this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

         THE COMPANY:               INNOVATIVE VALVE TECHNOLOGIES, INC.


                                    By:_______________________________________
                                           William E. Haynes, President

         EXECUTIVE:                 __________________________________________
                                              Douglas R. Harrington


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